Exhibit 99.1

    n  e  w  s     r  e  l  e  a  s  e

Executive Offices	For Further Information Contact:
2200 E. Golf Road

Des Plaines, IL 60016-1267

www.unitedstationers.com

Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. TO RELOCATE
CORPORATE HEADQUARTERS

DES PLAINES, Ill., July 28, 2005 — United Stationers Inc. (NASDAQ: USTR) today announced it has selected One Parkway North in Deerfield, Ill. as the new location of its corporate headquarters.  The new location, for which the company signed an 11-year lease, is approximately nine miles north of its current Des Plaines, Ill. corporate headquarters.

Relocation Offers Best Solution

“We evaluated a number of alternatives and this one made the most sense from all perspectives: operational, cultural and financial,” explained Richard W. Gochnauer, United Stationers’ president and chief executive officer.

“At the present time, we operate from three separate buildings located in Des Plaines and Mt. Prospect, Ill.  Our company’s growth is outpacing the current space.  The Deerfield facility gives us the flexibility to develop a scalable infrastructure to accommodate expansion.  From a cultural standpoint, United stresses a cross-functional team approach, and it’s much easier to support people who are trying to work together when they share the same location.  All of these factors make the relocation a very welcome and exciting move,” Gochnauer concluded.

United Stationers’ current corporate headquarters provides a total of 179,000 square feet. The company will occupy approximately 205,000 square feet in the Deerfield building.  Approximately 600 United associates will be making the move.  The company plans to handle the relocation in stages, with a goal of completing the process by the end of the second quarter of 2006.  As a result of the relocation, United Stationers expects to incur approximately $16 million in incremental capital expenditures during 2005 and 2006 (including approximately $7 million in landlord allowances) for items such as furniture, fixtures, general purpose build-out, and infrastructure technology.

About United Stationers

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with sales for the trailing 12 months as of March 31, 2005 of approximately $4.1 billion.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 34 Lagasse distribution centers that serve the janitorial, sanitation, and foodservice disposables industries, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Stock Market® under the symbol USTR.

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